Exhibit 10.2

PROMISSORY NOTE

This Promissory Note (the “Note”) is made on the 29th day of September 2021 (the “Effective Date”), by and between Aytu BioPharma, Inc., a Delaware corporation with offices located at 373 Inverness Parkway, Suite 206, Englewood, CO 80112, United States, emails josh.disbrow@aytubio.com, jsiciliano@aytubio.com, (the “Aytu”) and Caerus Biotechnologies UAB with an address at Menulio g. 11- 101, Vilnius LT-04326 , Lithuania, email v.rodzko@qrynumberhealth.com, (the “Caerus”), hereafter may individually be referred to as a “Party’’, or collectively as the “Parties”.

WHEREAS:

(A)	The Parties have entered into an Asset Purchase Agreement dated July 1, 2021, as amended (the “Agreement”);

(B)

Caerus agreed to purchase from the Aytu MiOXSYS Analyzer, MiOXSYS Sensors as well as all IP, know-how, copyrights, technical information and similar rights pertaining to MiOXSYS Analyzer and or MiOXSYS Sensors, subject to the fulfilment of the Conditions Precedent indicated in Section 2.2 of the Agreement;

(C)	Pursuant to the terms of the Agreement, the Parties have agreed to a Closing Date of September 30, 2021, as defined by Section 1.1.7, and Section 5 of the Agreement;

(D)

Due to unforeseen delays in the transfer of Intellectual Property rights, Existing Inventory and entering into the Agreement with LasX the Parties have agreed to affect the Closing as defined in the Agreement pursuant to the terms contained therein;

(E)	The Parties have signed the Closing Certificate, which in Section 4.2 indicates that outstanding Conditions precedent shall be fulfilled in accordance with the requirements of this Note.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties intending to be legally bound agree as follows:

1.	DEFINITIONS AND REFERENCES

1.1.	The capitalised terms used and not defined in this Note shall have the meanings given to them in the Agreement, as applicable.

1.2.	References made in this Note are references to the Agreement unless this Note indicates otherwise.

2.	SATISFACTION OF OUTSTANDING CONDITIONS PRECEDENT

2.1.	Transfer of Intellectual Property Rights.

2.1.1.

Aytu shall continue to diligently transfer all Intellectual Property assets as described in Appendix 2 and Appendix 3 of the Agreement until all Intellectual Property Assets have been transferred to the ownership of Caerus (the “Transfer”) to the extent permitted by law.

2.1.2.	Aytu shall periodically provide updates to Caerus, upon Caerus’ reasonable request, as to the status of the Transfer.

2.1.3.	Aytu, in reasonable time, shall provide proofs to the Caerus that all Intellectual Property assets are paid.

2.1.4.	The Transfer shall be completed no later than by 31 May 2022 to the extent permitted by law.

2.1.5.

lf Aytu fails to accomplish the Transfer by 31 May 2022, Caerus may terminate the Agreement by submitting a notice to Aytu with immediate effect. Delays incurred due to a delay by Intellectual Property Office, foreign or domestic, shall not be treated as a failure to accomplish the Transfer, by Aytu, and the final Transfer date shall be prolonged by the time that is necessary for Intellectual Property Office, foreign or domestic, to record the Transfer.

2.1.6.

Upon termination by Caerus in line with procedure provided in Section 2.1.5 of this Note the Parties will return everything they have received from each other, i.e. Cearus shall return to Aytu title to all IP Rights that Caerus had already assumed and all unsold Existing Inventory (excluding MiOXSYS Sensors), whereas Aytu shall refund Caerus any amounts paid by Caerus (excluding the amounts for the Existing Inventory that were sold and is not returned to Aytu) until that day. The Parties shall take up all actions and sign any deeds, additional agreements and any other documents necessary to implement the restitution established herein. All costs associated with such restitution shall be borne by the defaulting Party (for the sake of clarity, it will always be considered that the Party initiating the termination in the manner established herein is not the defaulting Party).

2.1.7.

If Caerus terminates the Agreement pursuant to Section 2.1.5 of this Note, Aytu (being a Party in breach) shall pay a penalty equal to 5% of the Purchase Price (which by the agreement of the Parties is deemed just, fair, reasonable and non-questionable (undisputable) compensation of losses of the aggrieved Party) and compensate other direct losses of Caerus incurred due to the failure of Aytu to complete the transaction exceeding the aforementioned penalty.

2.2.	Transfer of Existing Inventory.

2.2.1.

Aytu shall continue to transfer all remaining inventory as described in Section 3.1.3 of the Agreement or as defined, MiOXSYS Sensors (14,320 (fourteen thousand three hundred twenty sensors)) per cost of USD 5.86 (five US dollars and 86 cents) per item plus 5% (five per cent) margin, 91 MiOXSYS Analyzer per average cost of USD 880.32 (eight hundred eighty dollars and thirty-two cents).

2.2.2.	Remaining sensors will be transferred no later than within 30 calendar days of the signing this Note.

2.3.	Conclusion of Agreement with LasX.

2.3.1.	Aytu shall cause that Ancillary Quality and Supply Agreements with LasX Micro Med Solutions are concluded no later than in 30 calendar days of the signing this Note.

3.	CLOSING DATE.

3.1.	The Closing Date shall be the 30th day of September 2021, and any payment obligations under the Agreement shall be made, in accordance with the terms of the Agreement.

4.	NOTICES.

4.1.

Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by email. or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed above.

5.	GOVERNING LAW.

5.1.

This Note shall be governed, construed and interpreted in accordance with the substantive laws of Switzerland. All disputes arising out of connection or in connection with the present Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved, to the exclusion of the ordinary courts by an Arbitral Tribunal in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce.

6.	SUPPLEMENTARY AGREEMENT.

6.1

The Parties agree and understand that this Note constitutes the supplementary agreement to the provisions and remedies provided in the Agreement and the applicable law. Each of the Parties shall be free to exercise the remedies provided in this Note in addition to any of the remedies provided in the Agreement or the applicable law.

7.	SEVERABILITY.

7.1.

In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

8.	INTEGRATION.

8.1.	There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified or amended except by written agreement signed by Aytu and Caerus.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Aytu BioPharma, Inc.		Caerus Biotechnologies UAB

By:	/s/ Joshua Disbrow	By:	/s/ Valdemaras Rodzko
Name:	JOSHUA DISBROW	Name:	VALDEMARAS RODZKO
Title:	CEO	Title:

Date:	9/29/21	Date:	9/29/21